GUESS?, INC. REPORTS 9% INCREASE IN THIRD QUARTER EPS TO $0.75

Raises Full Year EPS Guidance to a Range of $3.02 to $3.06 from a Range of $2.80 to $2.85

Provides Fourth Quarter EPS Guidance in the Range of $1.02 to $1.06

Declares Special Dividend of $2.00 per Share and Increases Quarterly Dividend 25% to $0.20 per Share

LOS ANGELES, Nov. 23, 2010 /PRNewswire-FirstCall/ --

Third Quarter Fiscal 2011 Highlights

  Third quarter revenue increased 17% to a record of $614 million
    European revenue increased 40% in local currency and 28% in US dollars
    Asian revenue increased 35%
    North American retail revenue increased 6%
  Operating margin, including impairment charges, declined 380 basis points to 15.1% from 18.9%
  Net earnings increased 8% to $69 million

Guess?, Inc. (NYSE: GES) today reported financial results for the third quarter of its 2011 fiscal year, which ended October 30, 2010.

Third Quarter Fiscal 2011 Results

For the third quarter of fiscal 2011, the Company reported record net earnings of $69.1 million, a 7.8% increase compared to net earnings of $64.1 million for the third quarter of fiscal 2010.  Diluted earnings per share increased 8.7%, reaching $0.75, compared to $0.69 for the prior-year quarter.

Paul Marciano, Chief Executive Officer, commented, "We are very pleased with our third quarter performance, which exceeded our expectations for top line growth, operating margin and earnings.  We grew all of our businesses and made significant progress on several key initiatives.  We expanded our retail presence, opening 84 new stores around the world.  Our international expansion continues to drive our growth, with Europe and Asia combining to contribute two-thirds of this quarter's revenue increase.  And, we continued to build management strength, filling several key positions during the quarter."

Mr. Marciano continued, "As a Company, we remain focused on delivering value to our shareholders.  Our strong capital structure and significant cash position give us the flexibility to significantly enhance our dividend program while continuing to invest in our future.  Our commitment and belief in the Guess brand and its long term potential has never been stronger.  While our brand already enjoys tremendous recognition around the world, we know that there are many regions where our current business has much more potential.  Our success in new international markets validates this conviction.  Our strategy is to continue to invest in our brand and business, developing new markets while building the necessary infrastructure and partnerships to support our growth.  Above all, we will protect our most important asset – the Guess brand – by constantly adapting ourselves to the new world, but always maintaining integrity and staying true to who we are."

Total net revenue for the third quarter of fiscal 2011 increased 17.4% to $613.9 million from $522.8 million in the prior-year quarter.  In constant dollars, total net revenue increased 20.6%.

The Company's retail stores in North America generated revenue of $253.7 million in the third quarter of fiscal 2011, a 5.9% increase from $239.5 million in the same period a year ago.  Comparable store sales increased 1.5% in US dollars and 0.6% in local currency for the third quarter of fiscal 2011, compared to the same period a year ago.  The Company owned and operated 473 retail stores in the United States and Canada at the end of the third quarter of fiscal 2011 versus 433 stores a year earlier.

Net revenue from the Company's North American wholesale segment increased 22.0% to $56.3 million in the third quarter of fiscal 2011, from $46.1 million in the prior-year period.

Net revenue from the Company's Europe segment increased 28.0% to $216.2 million in the third quarter of fiscal 2011, compared to $168.8 million in the prior-year period.  In local currency, net revenue increased 40.5%.

Net revenue from the Company's Asia segment increased 35.1% to $54.8 million in the third quarter of fiscal 2011, from $40.5 million in the prior-year period.

Licensing segment net revenue increased 18.6% to $33.0 million in the third quarter of fiscal 2011, from $27.8 million in the prior-year period.

Operating earnings for the third quarter of fiscal 2011 decreased 6.3% to $92.7 million (including a $3.7 million unfavorable currency translation impact) from $99.0 million in the prior-year period.  Operating margin in the third quarter decreased 380 basis points to 15.1%, compared to the prior-year quarter.  The decline in operating margin primarily reflects the effect of currency on product purchases, the impact of higher markdowns, higher store selling and infrastructure costs to support the Company's global retail expansion, store impairment charges in North America and Europe and higher performance-based compensation.  Other net income, which primarily relates to net unrealized mark-to-market gains on non-operating assets and foreign currency contracts and balances, was $5.9 million for the third quarter of fiscal 2011, compared to other net expense of $1.3 million in the prior-year's quarter.

The Company's effective tax rate declined to 29.1% for the third quarter of fiscal 2011, from 33.0% for the third quarter of the prior year.

Nine-Month Period Results

For the nine months ended October 30, 2010, the Company reported net earnings of $186.2 million, an increase of 19.2% compared to net earnings of $156.2 million for the nine months ended October 31, 2009.  Diluted earnings per share increased 19.0% to $2.00 per share in the first nine months of the 2011 fiscal year versus $1.68 per share in the comparable nine-month period last year.

Total net revenue for the first nine months of fiscal 2011 increased 16.4% to $1,730.4 million from $1,486.4 million in the prior-year period.  In constant dollars, total net revenue increased 17.0%.  The Company's retail stores in North America generated revenue of $731.3 million in the first nine months of fiscal 2011, an 8.4% increase from $674.5 million in the same period a year ago.  Comparable store sales increased 2.6% in local currency and 4.7% in US dollars for the nine months ended October 30, 2010, compared to the nine months ended October 31, 2009.  Net revenue from the Company's North America wholesale segment increased 26.9% to $143.3 million in the first nine months of fiscal 2011, from $112.9 million in the prior-year period.  Net revenue from the Company's Europe segment increased 19.2% to $625.5 million in the first nine months of fiscal 2011, compared to $524.7 million in the prior-year period.  In local currency, Europe segment revenue increased 26.0%.  Net revenue from the Company's Asia segment increased 42.2% to $145.5 million in the first nine months of fiscal 2011, compared to $102.4 million in the prior-year period.  Licensing segment net revenue increased 17.9% to $84.8 million in the first nine months of fiscal 2011, from $71.9 million in the prior-year period.

Operating earnings for the first nine months of fiscal 2011 increased 9.3% to $260.3 million (including a $2.7 million unfavorable currency translation impact) from $238.1 million in the prior-year period.  Operating margin in the first nine months of fiscal 2011 decreased 100 basis points to 15.0%, compared to the prior-year period.  This operating margin decline was primarily the result of higher store selling and infrastructure costs to support the Company's global retail expansion, higher marketing investments, store impairment charges in North America and Europe and the pension curtailment expense recorded in the first quarter of fiscal 2011.  Other net income, which primarily relates to net unrealized mark-to-market gains on non-operating assets and foreign currency contracts and balances, was $9.0 million for the first nine months of fiscal 2011, compared to other net expense of $1.4 million in the prior-year period.

Outlook

The Company's expectations for the fourth quarter of fiscal 2011 ending January 29, 2011, are as follows:

  Consolidated net revenues are expected to range from $710 million to $730 million.
  Operating margin is expected to be around 19.5%.
  Diluted earnings per share are expected to be in the range of $1.02 to $1.06.

The Company raised its outlook for the fiscal year ending January 29, 2011, which is now as follows:

  Consolidated net revenues are expected to range from $2.44 billion to $2.46 billion.
  Operating margin is expected to be about 16.5%.
  Diluted earnings per share are expected to be in the range of $3.02 to $3.06.

Dividend

The Company also announced today that its Board of Directors has approved an increase of its quarterly cash dividend to $0.20 per share on the Company's common stock, a 25% increase over its most recent quarterly dividend.  The Board of Directors has also approved a special dividend of $2.00 per share to be paid with the regular quarterly dividend.  The combined dividends will be payable on December 23, 2010 to shareholders of record at the close of business on December 8, 2010.

The Company will hold a conference call at 4:30 pm (ET) on November 23, 2010 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of October 30, 2010, the Company owned and operated 473 retail stores in the United States and Canada and operated 880 retail stores outside of the United States and Canada, of which 172 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's global expansion strategy, future prospects and guidance for the fourth quarter and full year of fiscal 2011, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations and global tax rates.  In addition to these factors, the economic, litigation-related and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Maili Bergman
VP Investor Relations
(213) 765-5578

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 30,		October 31,		October 30,		October 31,
	2010		2009		2010		2009
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$ 580,922	94.6%	$ 494,998	94.7%	$ 1,645,553	95.1%	$ 1,414,489	95.2%
Net royalties	32,981	5.4%	27,814	5.3%	84,826	4.9%	71,947	4.8%
	613,903	100.0%	522,812	100.0%	1,730,379	100.0%	1,486,436	100.0%

Cost of product sales	347,506	56.6%	285,921	54.7%	976,495	56.4%	840,265	56.5%

Gross profit	266,397	43.4%	236,891	45.3%	753,884	43.6%	646,171	43.5%

Selling, general and administrative expenses	173,682	28.3%	137,917	26.4%	487,722	28.3%	408,049	27.5%
Accelerated pension cost amortization	-	0.0%	-	0.0%	5,819	0.3%	-	0.0%

Earnings from operations	92,715	15.1%	98,974	18.9%	260,343	15.0%	238,122	16.0%

Other income (expense):
Interest expense	(262)	(0.0%)	(778)	(0.1%)	(775)	(0.0%)	(1,723)	(0.1%)
Interest income	602	0.1%	277	0.1%	1,585	0.1%	1,461	0.1%
Other, net	5,854	0.9%	(1,340)	(0.3%)	9,026	0.5%	(1,413)	(0.1%)

Earnings before income taxes	98,909	16.1%	97,133	18.6%	270,179	15.6%	236,447	15.9%

Income taxes	28,818	4.7%	32,054	6.2%	81,055	4.7%	78,028	5.2%

Net earnings	70,091	11.4%	65,079	12.4%	189,124	10.9%	158,419	10.7%

Net earnings attributable to noncontrolling interests in subsidiaries	1,002	0.1%	1,009	0.1%	2,942	0.1%	2,247	0.2%

Net earnings attributable to Guess?, Inc.	$ 69,089	11.3%	$ 64,070	12.3%	$ 186,182	10.8%	$ 156,172	10.5%

Earnings per common share attributable to common stockholders:

Basic	$ 0.75		$ 0.69		$ 2.01		$ 1.70

Diluted	$ 0.75		$ 0.69		$ 2.00		$ 1.68

Weighted average common shares outstanding attributable to common stockholders:

Basic	90,911		90,941		91,474		90,765

Diluted	91,543		91,778		92,174		91,416

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 30,	October 31,	%	October 30,	October 31,	%
	2010	2009	chg	2010	2009	chg

Net revenue:
North American retail	$ 253,721	$ 239,518	6%	$ 731,296	$ 674,538	8%
North American wholesale	56,270	46,124	22%	143,268	112,910	27%
Europe	216,161	168,829	28%	625,460	524,686	19%
Asia	54,770	40,527	35%	145,529	102,355	42%
Licensing	32,981	27,814	19%	84,826	71,947	18%
	$ 613,903	$ 522,812	17%	$ 1,730,379	$ 1,486,436	16%

Earnings (loss) from operations:
North American retail	$ 19,326	$ 33,110	-42%	$ 70,008	$ 81,325	-14%
North American wholesale	16,697	12,245	36%	37,619	25,499	48%
Europe	42,565	40,801	4%	127,396	116,233	10%
Asia	8,291	5,472	52%	21,129	9,532	122%
Licensing	30,941	24,176	28%	76,491	61,863	24%
Corporate overhead	(25,105)	(16,830)	49%	(66,481)	(56,330)	18%
Accelerated pension cost amortization	-	-		(5,819)	-
	$ 92,715	$ 98,974	-6%	$ 260,343	$ 238,122	9%

Operating margins:
North American retail	7.6%	13.8%		9.6%	12.1%
North American wholesale	29.7%	26.5%		26.3%	22.6%
Europe	19.7%	24.2%		20.4%	22.2%
Asia	15.1%	13.5%		14.5%	9.3%
Licensing	93.8%	86.9%		90.2%	86.0%

Total Company	15.1%	18.9%		15.0%	16.0%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 30,	January 30,	October 31,
	2010	2010	2009

ASSETS

Cash and cash equivalents	$ 469,020	$ 502,063	$ 344,862

Receivables, net	372,217	283,747	312,226

Inventories	346,014	253,162	269,422

Other current assets	85,473	85,191	81,976

Property and equipment, net	299,954	255,308	254,259

Other assets	193,017	151,778	147,869

Total Assets	$ 1,765,695	$ 1,531,249	$ 1,410,614

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 2,264	$ 2,357	$ 2,577

Other current liabilities	421,389	340,396	301,996

Capital lease obligations	12,949	14,137	15,457

Other long-term liabilities	149,392	134,203	119,420

Redeemable and nonredeemable noncontrolling interests	24,463	19,945	19,209

Guess?, Inc. stockholders' equity	1,155,238	1,020,211	951,955

Total Liabilities and Stockholders' Equity	$ 1,765,695	$ 1,531,249	$ 1,410,614

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 30,	October 31,
	2010	2009

Net cash provided by operating activities	$ 134,308	$ 168,313

Net cash used in investing activities	(85,523)	(66,058)

Net cash used in financing activities	(82,901)	(57,762)

Effect of exchange rates on cash	1,073	6,251

Net increase (decrease) in cash and cash equivalents	(33,043)	50,744

Cash and cash equivalents at the beginning of the year	502,063	294,118

Cash and cash equivalents at the end of the period	$ 469,020	$ 344,862

Supplemental information:

Depreciation and amortization	$ 48,199	$ 47,093

Rent	$ 157,515	$ 130,298

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of October 30, 2010
	Total	Directly Operated
Region	Stores	Stores

United States and Canada	473	473

Europe and the Middle East	472	131

Asia	351	27

Other	57	14

	1,353	645

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Nine Months Ended
	October 30,	October 31,
	2010	2009

Number of stores at the beginning of the year	432	425

Store openings	48	13

Store closures	(7)	(5)

Number of stores at the end of the period	473	433

Total store square footage at the end of the period	2,139,000	1,992,000

CONTACT:   Maili Bergman, VP Investor Relations of Guess?, Inc., +1-213-765-5578